Exhibit 99.1

NEWS RELEASE

Westell Technologies Announces Plans to Reduce Annual Expenses by $11.0M; Estimates Preliminary First Quarter Revenue of $14.8M

AURORA, IL, July 27, 2016 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of in-building wireless, intelligent site management, cell site optimization, and outside plant solutions, today announced a comprehensive expense reduction plan and a preliminary revenue estimate for its fiscal 2017 first quarter ended June 30, 2016 (1Q17). The preliminary revenue estimate is subject to completion of the Company’s quarterly closing and review process. Management will host a conference call to discuss the expense reduction plan and preliminary 1Q17 revenue estimate tomorrow, Thursday, July 28, 2016 at 9:30 AM Eastern Time (details below).

The Company plans to implement a comprehensive program designed to reduce annual expenses by approximately $11.0 million, including discontinuing development of the ClearLink Distributed Antenna System (DAS); consolidating facilities in Manchester, NH and Aurora, IL; and taking additional actions to reduce SG&A expenses.

“To accelerate our path to profitable growth and positive cash flow, we are taking actions to significantly lower our cost structure including, based on our latest analysis of the market and expected return, ceasing development of ClearLink DAS. Westell will continue as a leading supplier of Repeaters, DAS Conditioners, Antennas, and System Components to the IBW market,” said Tom Gruenwald, Chairman, CEO, and President of Westell Technologies. “We believe these actions are necessary to preserve the Company’s strong balance sheet and position Westell to create shareholder value. At the same time, we intend to continue to advance our turnaround by staying focused on operational discipline and execution on new products and solutions that meet the challenges of a dynamic market.”

Westell estimates preliminary consolidated revenue for 1Q17 of $14.8 million, compared to $21.6 million in the year-ago quarter and $20.9 million in the prior quarter. Cash and short-term investments were $25.3 million at June 30, 2016, compared to $29.7 million at March 31, 2016. The Company anticipates releasing 1Q17 financial results on Wednesday, August 10, 2016 and hosting its regular quarterly conference call on Thursday, August 11, 2016 (details will be provided at a later date).

“First quarter revenue weakness reflected a confluence of factors across our businesses, including a general slowdown in carrier spending and the adverse impact of a strike-related work stoppage at a major customer. We believe our strong customer relationships, recently announced new IBW and Power Distribution offerings, and opportunities in the Intelligent Site Management (ISM) and Integrated Cabinet markets can provide profitable growth,” Gruenwald said.

Expense reduction actions are anticipated to be substantially completed by March 31, 2017, including work force reductions and the consolidation of facilities in Manchester, NH and Aurora, IL. The Company expects to record charges of approximately $4.4 million, consisting of estimated cash payments for severance of $0.6 million and purchase commitments of $0.6 million, and non-cash charges of approximately $1.2 million for facility-related costs and approximately $2.0 million for inventory and fixed asset write-offs.

Update on Segment Reporting
Consistent with how Westell began operating and managing its business in fiscal 2017, the Company has expanded from two to three segments as follows:

•	In-Building Wireless (IBW), which is unchanged, includes Repeaters, DAS Conditioners, Antennas, and System Components.

•
Intelligent Site Management and Services (ISMS), formerly part of the Communication Solutions Group (CSG) segment, includes ISM Remote units, the ISM Optima network management system, and Westell’s Services business.

•
Communication Network Solutions (CNS), also formerly part of CSG, includes Outside Plant Solutions (e.g., Integrated Cabinets, Power Distribution) and Cell Site Optimization (i.e. Tower Mounted Amplifiers).

Conference Call Information
Management will discuss the expense reduction plan and preliminary 1Q17 revenue estimate tomorrow, Thursday, July 28, 2016 at 9:30 AM Eastern Time. Investors may quickly register online in advance of the call at https://www.conferenceplus.com/westell. After registering, participants receive dial-in numbers, a passcode and a registration ID that is used to uniquely identify their presence and automatically join them into the audio conference. A participant may also register by telephone on July 28 by dialing 888-206-4065 no later than 9:15 AM Eastern Time and providing the operator confirmation number 42806114.
This news release and related information that may be discussed on the conference call, will be posted on the Investor Relations section of Westell's website: http://www.westell.com. A digital recording of the entire conference will be available for replay on Westell's website by approximately 1:00 PM Eastern Time after the call ends.

About Westell
Westell Technologies, Inc. is a leading provider of in-building wireless, intelligent site management, cell site optimization, and outside plant solutions focused on innovation and differentiation at the edge of communication infrastructure networks, where end users connect. The Company's comprehensive set of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit www.westell.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained herein that are not historical facts or that contain the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “plan,” “should,” or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, customer spending patterns, need for financing and capital, economic weakness in the United States

(“U.S.”) economy and telecommunications market, the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), the impact of competitive products or technologies, competitive pricing pressures, customer product selection decisions, product cost increases, component supply shortages, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the ability to successfully consolidate and rationalize operations, the ability to successfully identify, acquire and integrate acquisitions, the effect of the Company's accounting policies, retention of key personnel and other risks more fully described in the Company's SEC filings, including the Form 10-K for the fiscal year ended March 31, 2016, under Item 1A - Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.